Exhibit 4.22

DATED                               2016

IHL ACQUISITION CO PTY LTD (1)

PIRAEUS TA.NE.O. CAPITAL FUND (2)

INACCESS INVESTMENTS LIMITED (3)

RIKONUS LIMITED (4)

CHRISTOS GEORGOPOLOUS (5)

VASILEIOS NELLAS (6)

GEORGIOS KONSTANTOULAKIS (7)

AND

INACCESS HOLDINGS LIMITED (8)

SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

relating to

INACCESS HOLDINGS LIMITED

CONTENTS

CLAUSE	PAGE

THIS AGREEMENT is made on 2016

BETWEEN:

(1)	IHL ACQUISITION CO PTY LTD., a company limited by shares organised and existing under the laws of the Commonwealth of Australia under Australian company number 612 827 433, having its registered office at c/o Bluenergy Group Limited, 32 Martin Place, 11th Floor, Sydney 2000 NSW, Australia (“BGL”);

(2)	PIRAEUS TA.NE.O. CAPITAL FUND, a Greek Venture Capital Mutual Fund (“A.K.E.S.”) established under the laws of Greece and having its registered office at 10 Stadiou Street, 10564 Athens, Greece, acting by its management company PIRAEUS CAPITAL MANAGEMENT S.A., an S.A. company (Société Anonyme) incorporated under the laws of Greece and having registered tax number 998279015, having its registered office at 10 Stadiou Street, 10564 Athens, Greece (“PTCF”);

(3)	INACCESS INVESTMENTS LIMITED, a limited company organised and existing under the laws of Cyprus, having registered tax number HE 308717 and its registered office at M. Karaoli 8, Flat/Office 104, 1095, Nicosia, Cyprus (“IIL”); and

(4)	RIKONUS LIMITED, a limited company organised and existing under the laws of Cyprus, having registered tax number HE 275596 and its registered office at 5, Strati Myrivilli Street, Strovolos Nicosia 2046, Cyprus (“Rikonus”);

(5)	CHRISTOS GEORGOPOLOUS, of 36, Apostolopoulou Street, Halandri, GR 152 31, Greece (“CG”);

(6)	GEORGIOS KONSTANTOULAKIS, of 25A, Doxatou Street, Aigaleo, GR 122 42, Greece (“GK”);

(7)	Vasileios Nellas, of 32, Dafnomili Street, Athens, GR 11471, Greece (“VN”); and

(8)	INACCESS HOLDINGS LIMITED, a private limited company incorporated under the laws of England and Wales under company number 08142682, having its registered office at Leytonstone House, 3 Hanbury Drive, London E11 1GA (the “Company”).

WHEREAS:

(A)	The Company is a private company limited by shares, incorporated in England and Wales on 13 July 2012 under the Companies Act 2006. Brief particulars of the Company are set out in Part A of Schedule 1.

(B)	Details of the issued share capital of the Company immediately prior to Completion (as defined below) are set out in Part B of Schedule 1 and details of the issued share capital and all and any Shares under option of the Company immediately following Completion are set out in Part C of Schedule 1.

(C)	The Company has four (4) subsidiaries: (1) Inaccess, Inc. (US); (2) Inaccess Limited (UK); (3) Inaccess Networks S.A (Greece); and (4) Inaccess International Ltd. (Cyprus). Brief particulars of these subsidiaries are set out in Part D of Schedule 1.

(D)	BGL has agreed to subscribe for A1 Preference Shares (defined below) in the capital of the Company on and subject to the terms of this Agreement.

(E)	CG, GK and VN are parties to this Agreement solely in connection with the covenants provided by them in clause 8.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement each of the following words and expressions shall, unless the context otherwise requires, have the following meaning:

“A1 Preference Shares”	means the series A1 convertible redeemable preference shares of £1.00 each in the capital of the Company having the rights given to them in the New Articles;

“A2 Preference Shares”	means the series A2 convertible redeemable preference shares of £1.00 each in the capital of the Company having the rights given to them in the New Articles;

“A Preference Shares”	means the A1 Preference Shares and the A2 Preference Shares;

“Accounts”	means the abbreviated accounts of the Company for the period ended on the Accounts Date;

“Accounts Date”	means 31 December 2015;

“Affiliate”	in respect of any undertaking, means its subsidiary undertakings and parent undertakings and the subsidiary undertakings of any such parent undertaking;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open for business in London, the United Kingdom;

“Business Plan”	the business plan and annual budget of the Company from time to time;

“Commercial Cooperation Agreement”	means an agreement to be entered into by and between the Company and BGL in respect of the matters set out in Schedule 6;

“Companies Act”	means the Companies Act 2006 of the United Kingdom;

“Completion”	means completion of the subscription by BGL for the Subscription Shares in accordance with clause 3;

“Company Account”	means the bank account in the name of Inaccess Holdings Limited at Silicon Valley Bank, 41 Lothbury, London with sort code 62 10 00, account number 20104073, Swift/BIC Code SVBKGB2L and IBAN GB02SVBK62100020104073;

“Computer Data”	means the computer-readable information or data owned or used by the Company’s Group and stored in electronic form;

“Computer Hardware”	means the computer hardware, firmware, equipment and ancillary equipment (other than the Computer Software and Computer Data) owned or used by the Company’s Group and all related manuals and documentation;

“Computer Software”	means the computer programs owned or used by the Company’s Group and all related manuals and documentation;

“Computer System”	means the Computer Hardware, Computer Data and Computer Software;

“Conditions”	has the meaning given to it in clause 2;

“Confidential Information”	means information of a confidential nature (regardless of whether or not such information is recorded in any physical, electronic or other media), including technical data, know-how, designs, plans, specifications, methods, processes, controls, systems, trade secrets, recipes, formulae, research and development data, product complaint and testing information, lists of customers and suppliers, information relating to development, engineering, manufacturing, marketing, distribution, sale or purchase of goods and/or services, accounts, financial statements, financial forecasts, business plans, budgets, estimates, sales information, other financial information and any other information which is marked as being confidential or would reasonably be expected to be kept confidential;

“control”	has the meaning given to it in section 1124 of the Corporation Tax Act 2010 and “controlling” shall be construed accordingly;

“Covenantors”	means each of CG, GK and VN;

“CTA 2010”	means the Corporation Tax Act 2010 of the United Kingdom;

“Deed of Adherence”	means a deed of adherence in a form set out in Schedule 5;

“Directors” or the “Board”	means the directors of the Company from time to time appointed;

“Disclosure Bundle”	means the bundle of documents in the agreed form provided by the Company to BGL in connection with the making of certain disclosures against the Warranties pursuant to the Disclosure Letter;

“Disclosure Letter	means the letter in the agreed form from the Company to BGL, dated the date of this Agreement, and making certain disclosures against the Warranties, together with the Disclosure Bundle;

“Encumbrance”	means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention or other security interest (including any created by Law);

“Group”	means in respect of any undertaking, such undertaking together with its Affiliates and references to a “Group Company” shall be construed accordingly;

“HMRC”	means HM Revenue & Customs;

“Inaccess Cyprus”	means Inaccess International Ltd., a limited company incorporated and registered in Cyprus with number HE 317680 whose registered office is at 8, Michail Karaoli street, Dep/office 104, 1095, Nicosia Cyprus;

“Inaccess UK”	means Inaccess Limited, a private limited company incorporated under the laws of England and Wales under company number 08301170 and having its registered office at 88 Wood Street, London EC2V 7RS;

“Inaccess US”	means Inaccess, Inc., a corporation duly organised and existing under the laws of the State of Delaware of the United States of America with its registration business address at 2880, Zanker Rd, STE 203 San Jose, CA 95134;

“Intellectual Property Rights”	includes all patents, trademarks, service marks, domain names, rights (registered or unregistered) in any designs; applications for any of the foregoing; proprietary trade or business names, copyright (including rights in computer software), rights in databases, rights in inventions, proprietary know-how, rights in and rights to protect the use and/or disclosure of information, and all proprietary rights and forms of protection of a similar nature to any of the foregoing (including all applications, registrations, renewals and extensions in respect thereof) and all other forms of intellectual property rights, in each case in any jurisdiction;

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003;

“Laws”	Means all civil codes, statutes, regulations, rules of common law, judgments, decrees or orders of any Regulatory Body and other measures or decisions having the force of law in any jurisdiction from time to time, whether before or after the date of this Agreement;

“Legal Proceedings”	Includes mediation and other formal alternative dispute resolution processes, arbitration, litigation, prosecution, judicial review, formal investigation by any authority, and any other formal legal proceedings, whether civil, criminal or administrative proceedings;

“Listing”	means the admission of any of the Company’s Shares (or the shares of any holding company of the Company) to trading on, or the granting of permission for any of the Company’s Shares to be dealt on any investment exchange, which admission has been approved by the Board;

“Management Accounts”	means the unaudited consolidated management accounts of the Group covering the period from the Accounts to 31 May 2016;

“Material Assets”	means assets of the Company or any Group Company with attributed value exceeding €150,000;

“Material Contracts”	means any agreement to which the Company and/or any Group Company is a party or is bound by, and which (i) involves actual or anticipated expenditure arising directly under the terms thereof by the Company and/or Group Company in excess of €150,000; or (ii) provides or is anticipated to provide income to the Company and/or Group Company in excess of €250,000 per annum, or (iii) is necessary to the continued and uninterrupted operation of the business of the Company and/or any Group Company;

“New Articles”	means the articles of association to be adopted by the Company on or around the date hereof, as amended or replaced from time to time;

“Nominating Shareholder”	has the meaning given to it in the New Articles;

“Nomination Rights”	has the meaning given to it in the New Articles;

“Option Plan”	means the share option plan to be adopted by the Company on or around the date of this Agreement;

“Option Pool”	has the meaning given to it in clause 13;

“Option-holders”	means the persons set out in Column A of Part E of Schedule 1;

“Ordinary Shares”	means the ordinary shares of £1.00 each in the capital of the Company having the rights given to them in the New Articles;

“Permitted Purpose”	means:
a) the bona fide implementation, pursuance, exercise of rights under, and/or enforcement of this Agreement, the New Articles and any other agreement or arrangement with the Company’s Group;
b) the bona fide management of any investment in, and/or the enjoyment and exercise of rights in respect of, any Shares, Relevant Securities or other interests in the Company;
c) in the case of any person who is an officer, employee or consultant to any member of the Company’s Group, in the bona fide performance of his duties and provision of services to the Company’s Group; and/or

d) the undertaking of such other ancillary matters as are reasonably or necessarily undertaken in connection with any of the foregoing;

“Permitted Share Purchase”	means the repurchase by the Company of (i) Ordinary Shares for an aggregate consideration of up to €850,000; and (ii) A2 Preference Shares for an aggregate consideration of up to €900,000;

“Permitted Transferee”	has the meaning given to it in the New Articles;

“PTCF Exchange”	means the sale and purchase of the shares held by PTCF in Inaccess Networks S.A. to the Company in consideration of the Company allotting and issuing 56,505 A2 Preference Shares to PTCF;

“Purchase Agreement”	means the share purchase agreement to be entered into between BGL, on the one hand, and IIL, Rikonus and PTCF on the other hand;

“Regulatory Body”	means any governmental, administrative, supervisory, regulatory or determinative authority, agency, court or other organisation of any jurisdiction, in each case which is established by, or having the authority of, Law;

“Relevant Securities”	means, in respect of any company:
a) any share or other security in the capital of such company from time to time; and
b) any other security, option, warrant, agreement or instrument which confers any right to subscribe, exchange for, convert into or otherwise acquire any issue of any share(s) or other securities in the capital of such company from time to time;

“Resolutions”	means the resolutions in writing of the Shareholders of the Company in the agreed form to be passed immediately prior to Completion to (i) grant the Directors authority to allot the A Preference Shares on a non-pre emptive basis; and (ii) adopting the New Articles;

“Series A Director”	means a Director appointed in accordance with clause 9.3;

“Series A Majority”	has the meaning given to it in the New Articles;

“Series A Majority Consent”	has the meaning given to it in the New Articles;

“Shareholders”	means, in relation to any Shares, the member whose name is for the time being entered in the register of members of the Company as the holder thereof;

“Shares”	means the equity share capital of the Company from time to time (as defined in section 548 of the Companies Act);

“Subscription Amount”	means €3,250,000;

“Subscription Price”	has the meaning given to it in the New Articles;

“Subscription Shares”	means 78,479 A1 Preference Shares;

“Tax”	means all forms of taxation, duties, levies, imposts, contributions, withholdings or amounts in the nature thereof whether of the United Kingdom, the Commonwealth of Australia or any other jurisdiction collected or assessed by, or payable to, any relevant tac authority (irrespective of the person to which any such taxation, duties, levis, imposts, contributions, withholdings or amounts are directly or primarily chargeable) and all penalties, fined, charges and interest incidental or relating to any of the foregoing or resulting from a failure to comply with the provisions of any Law relating to taxation (and “Taxation” shall be construed accordingly;

“Taxing Authority”	means HMRC and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United Kingdom or elsewhere in the world, which is competent to impose or collect Taxation;

“Transaction”	means the issue and allotment of the Subscription Shares by the Company to BGL and the other matters contemplated in this Agreement;

“VATA”	means the Value Added Tax Act 1994;

“Warranties”	means the warranties set out in Schedule 3; and

“Warranty Claim”	means a claim for breach of any of the Warranties contained in Schedule 3.

1.2.	In this Agreement, where the context admits:

(a)	clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement;

(b)	references to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule;

(c)	the Schedules form part of this agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules;

(d)	a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(e)	a reference to a Party shall include that party’s personal representatives, successors and permitted assigns;

(f)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(g)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(h)	a reference to writing or written includes fax and e-mail (unless otherwise expressly provided in this Agreement);

(i)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them;

(j)	where the expressions connected persons and persons connected and any other similar expressions are used in this Agreement and questions as to whether a person is connected with another shall be determined in accordance with section 1122 of the CTA 2010;

(k)	a reference to a document in this Agreement in the agreed form is to a document agreed by the Parties and initialled by them or on their behalf for identification purposes;

(l)	where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation;

(m)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term;

(n)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time; and

(o)	where any Warranty is qualified by the expression so far as the Company is aware, or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the actual knowledge of the Company and also such knowledge as the Company would have had if he had made reasonable enquires of all relevant persons.

2.	CONDITIONS

2.1.	Completion is conditional on the following:

(a)	completion of the PTCF Exchange to the satisfaction of BGL;

(b)	the valid passing of the Resolutions;

(c)	the Shareholders providing all necessary authorisations under the Companies Act, the Resolutions, the articles of association of the Company and otherwise for the Company to allot and issue, free from any rights of pre-emption, the Subscription Shares and the Options at Completion pursuant to this Agreement;

(d)	delivery to BGL of the Disclosure Letter and confirmation in writing from BGL that it is satisfied with the same; and

(e)	approval and adoption by the Company of the Option Plan;

(f)	the Directors having all necessary powers and authorisations under the Companies Act and the Company’s articles of association to allot and issue the A1 Preference Shares at Completion pursuant to this Agreement,

(each a “Condition” and together, the “Conditions”).

2.2.	BGL may, acting in its absolute discretion, elect to waive (in whole or in part) any or all of the Conditions other than those set out in clauses 2.1(b), 2.1(c) and 2.1(f).

2.3.	Each of PTCF, IIL and Rikonus agrees to vote in favour of the Resolutions and otherwise consent to the subscriptions and allotments provided for in this Agreement and irrevocably waive any right of pre-emption and any rights or restrictions which exist under the Companies Act, the articles of association of the Company or otherwise which would prevent such subscriptions and allotments.

3.	COMPLETION

3.1.	Completion shall take place immediately following the satisfaction (or wavier by BGL, as the case may be) of the Conditions, whereon:

(a)	BGL shall subscribe in cash for the Subscription Shares at a subscription price of €41.41235 per A1 Preference Share and shall pay to the Company the Subscription Amount by wire transfer in immediately available funds to the Company Account. Payment by BGL to the Company in accordance with this clause shall constitute a good and valid discharge of its obligations under this clause 3.1(a);

(b)	a meeting of the Directors shall be held at which the Company shall, inter alia:

(i)	approve the entry by the Company into this Agreement and all matters contemplated herein;

(ii)	subject to receipt of the Subscription Amount, allot and issue the Subscription Shares to BGL (credited as fully paid) and enter BGL in the register of members as the legal owner of such shares;

(iii)	appoint Mr. Ion Tsakonas as a Series A Director; and

(iv)	accept the resignation of Mr. Emmanuel Patsios as a Director; and

(c)	the Company shall deliver to BGL a copy of the minutes of the meeting referred to in clause 3.1(b).

3.2.	The Subscription Shares shall be issued free of all Encumbrances and together with all rights attaching to them and shall rank pari passu to all other A1 Preference Shares as set out in the New Articles.

3.3.	The Company warrants to BGL that with effect from Completion that it has all due power and authority and will otherwise be entitled to allot and issue the Subscription Shares to BGL on the terms of this Agreement without the consent of any other person.

3.4.	Within five (5) Business Days of Completion, the Company shall:

(a)	deliver to BGL an original certificate executed in accordance with section 44(2) of the Companies Act in respect of the Subscription Shares; and

(b)	the Company shall make all filings and notifications required to be made to the Registrar of Companies (or other Regulatory Body) in relation to those matters effected on or prior to Completion as contemplated by this Agreement.

4.	WARRANTIES

4.1.	Subject to clauses 4.2 and 4.4, the Company warrants and represents to BGL that as at Completion each of the Warranties is true, accurate and not misleading.

4.2.	The Warranties are given subject to the matters fairly disclosed (with sufficient detail for BGL to identify the nature and scope of the matter disclosed) in or under the terms of the Disclosure Letter.

4.3.	On the date of this Agreement:

(a)	the Company shall deliver to BGL the Disclosure Letter (together with a copy of the Disclosure Bundle in electronic format recorded on USB data-stick without encryption or password protection in files accessible by commercially licensed Microsoft Office of Adobe Acrobat software) duly executed by the Company; and

(b)	BGL shall sign an acknowledgement of receipt of the Disclosure Letter (and such copy of the Disclosure Bundle).

4.4.	The provisions of Schedule 4 shall apply.

4.5.	Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty.

5.	POST-COMPLETION COVENANT

5.1.	With effect from Completion, the Company shall and shall procure that each member of the Company’s Group shall take all commercially reasonable steps (including such reasonable steps as a Series A Majority may require) to protect the right, title and interest of the Company’s Group in those Intellectual Property Rights which are material and proprietary to, or otherwise material to the business of, the Company’s Group (including maintaining confidentiality and, if appropriate, making such patent, registered design, trademark and other applications and effecting such renewals or extensions thereof as are reasonably necessary to keep each of the same in force).

5.2.	BGL and the Company shall each use reasonable endeavours following Completion to agree the form of and enter into the Commercial Cooperation Agreement.

6.	TRANSFER AND ISSUES OF SHARES

6.1.	Notwithstanding the New Articles, up until the later to occur of (i) the Withdrawal Date (in circumstances where a No-Exercise Notice is served) (each as defined in the Purchase Agreement) or (ii) Second Completion (as defined in the Purchase Agreement), each Shareholder (save for BGL) undertakes to BGL that it shall not, and shall not agree to, create any Encumbrance over, transfer or otherwise dispose of the whole or any part of its interest in or grant any option over and Shares to any person except:

(a)	following receipt of a Series A Majority Consent; or

(b)	where required or permitted to do so by the New Articles and this Agreement.

6.2.	The Company shall not issue any Shares or other Relevant Securities to any person, unless that person is a party to this Agreement or has executed and delivered a Deed of Adherence.

6.3.	The Company shall not register any transfer or issue of Shares unless a Deed of Adherence is executed by the transferee of allottee.

7.	EFFECT OF CEASING TO HOLD SHARES

In the event that a party to this Agreement (other than the Company) following Completion ceases to hold (together with its Permitted Transferees) any interest in any Shares (the date on which such requirement is satisfied being the “Cessation Date”), then as from the Cessation Date such party shall have no right to enforce any provision of this Agreement (including any requirement that its consent be obtained in relation to any matter) and this Agreement may be terminated, supplemented or amended without the agreement of such party, save that:

(a)	the foregoing shall be without prejudice to any right or liability of such party in respect of any breach of this Agreement prior to such Cessation Date; and

(b)	the provisions of clauses 8, 14.2 and 16 shall continue to apply.

8.	RESTRICTIVE COVENANTS

Each Covenantor agrees and undertakes to comply with the obligations on him set out in Schedule 7.

9.	THE BOARD

9.1.	Immediately following Completion the Directors shall be:

(a)	Georgios Koronias (Non-executive Chairman);

(b)	Christos Georgopoulos (Chief Executive Officer);

(c)	Georgios Konstantoulakis;

(d)	Vasileios Nellas; and

(e)	Ion Tsakonas.

9.2.	Unless otherwise determined by the Board (acting with Series A Majority Consent), the maximum number of Directors shall be five (5).

9.3.	If and as for so long as a Holder of A Preference Shares (together with its Permitted Transferees) holds Shares for which the aggregate Subscription Price equals or exceeds €500,000, then such holder shall be a Nominating Shareholder entitled to appoint any person to act as a Series A Director of the Company and to remove from office any person so appointed and to appoint another person in his place pursuant to and subject to the Nomination Rights set out in article 20 of the New Articles, which rights shall (without prejudice to any other right) be enforceable under the terms of this Agreement as if set out herein.

9.4.	All Series A Directors shall have the right to received notice of, and to attend all meetings of the Directors (and all meetings of any committee(s) or sub-committee(s) of the Directors) of each member of the Company’s Group (whether in person, by telephone or otherwise). The Company shall procure the provision to the Series A Directors concurrently with the relevant Directors/committee members, and in the same manner, notice of such meetings and a copy of all materials provided to such persons.

9.5.	Save as otherwise agreed in writing between the Company and a Series A Majority, all Series A Directors shall be non-executive directors and no fee or other remuneration shall be payable by the Company’s Group in respect of any Series A Director.

9.6.	The Company shall reimburse each Series A Director for any travelling and other expenses reasonably incurred by him in the discharge of his duties and obligations to the Company in his capacity as a Director, including his attendance at meetings of the Directors (and any committee or sub-committee of the Directors).

10.	DIRECTORS’ MEETINGS

10.1.	Meetings of the Board shall be held as often as may be necessary but not less than six (6) times per calendar year of which four (4) such meetings must be in person (or, in each case, as may be otherwise determined by the Company acting with Series A Majority Consent).

10.2.	The Company shall send to every Director (in electronic form if so required):

(a)	reasonable advance notice of each meeting of the Board (being not fewer than five (5) Business Days) and each committee of the Board, such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

(b)	as soon as reasonably practicable after each meeting of the Board (or committee of the Board) a copy of the minutes thereof.

10.3.	A Director may waive any breach of clause 10.2 in so far as concerns any failure by the Company to provide any such notice or minutes to the Director.

10.4.	Subject to clause 10.5, the quorum for the transaction of the business of the Board shall be three (3) Directors and shall, unless otherwise approved in writing by a Series A Majority, include the Series A Director(s) then appointed (if any) (and if more than one Series A Director is appointed, the quorum shall require attendance by the Series A Director appointed by the Shareholder holding at such time the most A Preference Shares (calculated by aggregate nominal value)). A person who holds office as an alternate director shall, if his appointor is not present, be counted in the quorum.

10.5.	Where a meeting of the Board is convened and notice of such meeting was given in accordance with clause 10.2(a), if a quorum for the transaction of business at such meeting (as required by clause 10.4) is not present by reason of the absence of any Series A Director, then such meeting may be re-convened and, provided that notice of such re-convened meeting is given in accordance with clause 10.2(a), the requirement that any Series A Director be included in the quorum for such re-convened meeting shall not apply.

10.6.	When a meeting of the Board is convened, a telephone conference or similar facility shall, at the request of any Director, be established so as to permit any Director not physically present at such meeting to participate in accordance with Regulation 10 of the Model Articles.

11.	INFORMATION AND INSPECTION RIGHTS

11.1.	The Company shall:

(a)	keep all holders of A Preference Shares informed in a timely manner of all material developments concerning the affairs, business and prospects of the Company’s Group;

(b)	deliver to all holders of A Preference Shares:

(i)	annual financial statements (including cash flow statements) of each member of the Company’s Group forthwith on the same becoming available and in any event not later than 120 days after the end of each financial year. The financial statements shall be prepared with reasonable care and skill and in accordance with applicable Laws and applicable standards, principles and practices generally accepted in the relevant jurisdiction in which the relevant Group Company is located and, in the case of Inaccess Networks S.A., must be audited;

(ii)	unaudited monthly management accounts of each member of the Company’s Group (in such form as may be required by a Series A Majority) within 60 days of the end of each calendar month. The monthly management accounts shall be prepared with reasonable skill and care and, save as noted in such accounts, on a basis reasonably consistent with the policies and practices applied in the preparation of the then most recent annual financial statements of each such company; and

(iii)	promptly upon request, such other information concerning the business and affairs of the Company’s Group as any holder of A Preference Shares may from time to time reasonably request.

11.2.	Holders of A Preference Shares shall each have the right, where acting reasonably and exercisable on not less than five (5) Business Days’ written notice to the Company, during normal business hours on any Business Day, itself or acting by its professional advisers, to:

(a)	inspect (and take copies of) all books and records of any member of the Company’s Group, including all reporting systems, collation systems and other management, financial, banking and informational systems relating to the Company’s Group; and

(b)	attend and inspect any premises owned or occupied by the Company’s Group and to meet with, and to have reasonably sufficient explanations of matters concerning the Company’s Group from, senior managers (from time to time) of the Company’s Group, in each case, for the purposes of obtaining such information as should have been so provided by the Company under clause 11.1.

12.	BUSINESS CONDUCT

Board Matters

12.1.	In so far as it is lawful for the Company to do so, the Company undertakes to each Nominating Shareholder that it shall procure that no member of the Company’s Group shall (whether directly or indirectly):

(a)	effect any of the matters referred to in Part A of Schedule 2 without the approval of the Board; and

(b)	effect any of the matters referred to in Part B of Schedule 2 without the approval of the Board including the approval of all Series A Directors then appointed (if any).

12.2.	As a separate obligation, severable from the obligations in clause 12.1, each Shareholder (other than BGL or PTCF) severally undertakes to each holder of A Preference Shares that he/it shall exercise all rights attaching to Shares held by him/it, and all other powers of control (if any) he/it may have in relation to the conduct of the affairs of the Company’s Group, so as to seek to procure (so far as it is within his/its power to do so) that no member of the Company’s Group shall effect any of the matters referred to in clause 12.1(a) without the approval of the Board and clause 12.1(b) without the approval of the Board including the Series A Director(s) then appointed (if any).

12.3.	The obligations set out in this clause 12 shall apply in addition to any further consent or other requirement under the New Articles, applicable Laws or otherwise.

D&O Insurance

12.4.	The Company shall procure and maintain directors’ and officers’ liability insurance on such terms as shall be reasonably acceptable to a Series A Majority.

13.	OPTION POOL

13.1.	The Company shall establish and operate a pool for the granting of equity incentives with respect to Ordinary Shares (the “Option Pool”). The number of Ordinary Shares in the Option Pool shall be subject to the approval of a Series A Majority provided always that the size of the Option Pool shall not exceed eight per cent. (8%) of the fully diluted share capital of the Company following Completion.

13.2.	Save as required by clause 13.1 (and without prejudice to any consent required under applicable Law), no further consents shall be required (whether from a Series A Majority or otherwise) pursuant to this Agreement in respect of the grant of any option or award of other incentives from the Option Pool or the allotment and issue of any Ordinary Shares on a valid exercise of any such option or grant of award.

13.3.	Each party hereto irrevocably waives all rights of pre-emption contained in the Articles of otherwise in respect of the grant of any option or other equity incentive from the Option Pool and the allotment and issue of any Ordinary Shares on a valid exercise of any such option or award.

14.	IMPLEMENTATION OF DRAG RIGHTS

14.1.	The provisions of article 16 of the New Articles are deemed to be incorporated by reference into this Agreement and enforceable under this Agreement (without prejudice to any right to enforce the same under the New Articles) and each party undertakes to the Company and BGL to comply therewith.

14.2.	Each Shareholder hereby appoints any Director to act as his duly authorised agent and attorney, to approve, agree and execute on behalf of, and in the name of, such Shareholder, any form(s) of acceptance, transfer form(s), certificate(s) (or an indemnity in a form reasonably acceptable to the Board in respect of any lost certificate(s)), any notice(s) of exercise or waiver of any right(s), and/or any other document(s), in each case concerning any Dragged Interests and as may be necessary or desirable (as determined by the Board) in connection with the transactions the subject of a Transfer Agreement and to give effect to the provisions of article 16 of the New Articles. The power of attorney set out in this clause 14.2 is granted to secure the performance by the Shareholder of his obligations under this clause 14 and article 16 of the New Articles and shall be irrevocable.

15.	REDEMPTION

15.1.	In so far as it is lawful for the Company to do so, the Company undertakes to PTCF (for the benefit of PTCF and its successors and permitted assigns) that, for so long as both A1 Preference Shares and A2 Preference Shares remain in issue, it shall not without the prior written consent of PTCF (or its successors or permitted assigns) redeem any A2 Preference Shares held by PTCF (or its Permitted Transferees) in accordance with Article 8 of the New Articles other than in circumstances where:

(a)	an amendment is proposed to the New Articles that would require the consent of the holders of A1 Preference Shares (pursuant to Article 5.1 of the New Articles) and the holders of A2 Preference Shares (pursuant to Article 5.2 of the New Articles); and

(b)	the holders of A1 Preference Shares have consented in writing to such amendment but the holders of A2 Preference Shares have not consented in writing to such amendment.

15.2.	As a separate obligation, severable from the obligations in clause 15.1, each Shareholder severally undertakes to PTCF (for the benefit of PTCF and its successors and permitted assigns) that, for so long as both A1 Preference Shares and A2 Preference Shares remain in issue, he/it shall exercise all rights attaching to Shares held by him/it, and all other powers of control (if any) he/it may have in relation to the conduct of the affairs of the Company, so as to seek to procure (so far as it is within his/its power to do so) that the Company shall not redeem any A2 Preference Shares held by PTCF (or its Permitted Transferees) without the prior written consent of PTCF (or its successors or permitted assigns) save in the circumstances set out in clauses 15.1(a) and 15.1(b).

16.	ANTI-EMBARRASSMENT

16.1.	For the purposes of this clause 16 each of the following words and expressions shall, unless the context otherwise requires, have the following meaning:

(a)	“Disposal Costs” means in aggregate the sum of:

(i)	any Tax incurred by the Company or any of the Subsidiaries on a Trigger Event; and

(ii)	any reasonable advisors’ costs incurred by the Company or any of the Subsidiaries in connection with the Trigger Event including but not limited to legal and other professional costs;

(b)	“Restricted Period” means the 12 month period beginning with the date of redemption by the Company of the A2 Preference Shares held by PTCF (or its Permitted Transferees) in accordance with the New Articles;

(c)	“Subsidiaries” means any subsidiary of the Company; and

(d)	“Trigger Event” means a Business Sale or a Share Sale, both as defined in the New Articles;

16.2.	If a Trigger Event occurs during the Restricted Period in circumstances where any of the Directors were at the time aware that the Company breached its obligations under Article 8.4(b) of the New Articles, the Company shall (to the extent is lawfully able) pay to PTCF an amount equal to the Additional Consideration, as calculated on the basis set out in clause 16.3.

16.3.	The Additional Consideration shall be the difference between the amount received by PTCF for each A2 Preference Share redeemed by the Company in accordance with Article 8.6 of the New Articles and the amount received per Share by each of the Shareholders as a result of the Trigger Event less the Disposal Costs as adjusted to properly account for any share issuances, consolidations, share splits and subdivisions, redenominations and other share capital reorganisations.

16.4.	The Company and PTCF agree that in the event that this clause 16 is triggered, they shall use all reasonable endeavours to agree the Additional Consideration due to PTCF within 10 Business Days of the Trigger Event but if agreement is not reached by such time, such matter shall be referred to such independent chartered accountant as shall be appointed by agreement between the Company and PTCF, and failing such agreement, such person as shall be appointed by President for the time being of the Institute of Chartered Accountants for England and Wales (on application made by either the Company or PTCF) (the “Expert”), who shall act as expert not arbitrator.

16.5.	If any part of the consideration payable in relation to the Trigger Event is in non-cash form, the fair market value of such non-cash consideration shall be determined by the Expert.

16.6.	To the extent that it is lawfully able to do so, the Company shall pay the Additional Consideration to PTCF in cash by electronic transfer (to such account as may be notified in writing by PTCF to the Company) within 10 Business Days of the parties reaching agreement on the amount of the Additional Consideration, or, if later, the Expert determining the amount of such Additional Consideration. If the Company is not lawfully able to pay all of the Additional Consideration in accordance with this clause 16.6, the remaining sum due shall constitute a debt payable to PTCF at such time as the Company is lawfully able to make such payment.

16.7.	The Company shall notify PTCF within 20 Business Days of entering into an agreement in respect of any conditional or unconditional Trigger Event falling within clause 16.2 above, such notification to include the consideration payable in respect of such Trigger Event.

16.8.	The Company shall within a reasonable time period provide PTCF will such information as it may reasonably request in writing in order to confirm the Company’s compliance with this clause 16.

16.9.	PTCF shall be entitled at any time during the Restricted Period, at its election and by notice in writing to the Company, to appoint a non-voting observer (the “Observer”) to attend (at PTCF’s expense) all meetings of the Directors and the Company shall procure the provision to the Observer (concurrently with the Directors and in the same manner) of notice of all such meetings which the Observer is entitled to attend.

16.10.	Through the attendance of the Observer at meetings of the Directors, PTCF acknowledges that it will be receiving Confidential Information and that:

(a)	PTCF shall be bound by and subject to terms limiting the further disclosure and use of such information no less onerous than the terms set out in clause 17; and

(b)	such Confidential Information shall be disclosed only to such persons within PTCF that need to know such information to give effect to this clause 16.

16.11.	The foregoing provisions of clause 16.10 and the right of the Observer to attend any meeting of the Directors shall not apply to the extent that sensitive Confidential Information not concerning the proper operation of this clause 16 that is known only to the Directors (or, if relevant, professional advisers to the Company’s Group) will be disclosed at such meeting and where the Directors have expressly and specifically determined by notice in writing to the Observer that it shall not have knowledge of such information.

16.12.	This clause 16 shall survive termination of this Agreement where such termination is caused by a Trigger Event.

17.	CONFIDENTIAL INFORMATION

17.1.	Each Shareholder (a “Receiving Party”) undertakes to the Company that he shall (and that he shall procure that each of his Permitted Transferees to whom he may disclose Confidential Information of the Company’s Group (together with each Series A Director (if any) nominated by that Receiving Party) (such Receiving Party, Permitted Transferees and Series A Director (if any) together being the “Receiving Group”) shall keep confidential and not disclose to any third party, nor use other than for a Permitted Purpose, any Confidential Information of the Company’s Group.

17.2.	Clause 17.1 shall not apply if and to the extent that:

(a)	such information is then in the public domain (other than by reason of a breach of any obligation of confidentiality applicable to the Receiving Group);

(b)	such information was known by the Receiving Group (without any obligation of confidentiality in respect thereof) prior to the first disclosure of such information to the Receiving Group by (or on behalf of) the Company’s Group;

(c)	such information is disclosed to the Receiving Group on a non-confidential basis by person(s) other than the Company’s Group (or person acting on behalf thereof) in circumstances where the Receiving Group reasonably believed that such disclosure was lawfully made without breach of any obligation of confidentiality by such person(s);

(d)	the Company has consented in writing to such disclosure and/or use of such information or has otherwise confirmed in writing that such information is not confidential; or

(e)	such disclosure or use is required by Law, the rules of any investment exchange to which the Receiving Group may be subject, or by any competent authority having jurisdiction over the Receiving Group.

17.3.	Notwithstanding clause 17.1, the disclosure of Confidential Information (i) between members of the Receiving Group shall be permitted, provided that such disclosure is restricted to those persons as reasonably need to know such information in connection with the Permitted Purpose; and (ii) between Shareholders shall be permitted, provided that the receiving Shareholder is also bound by this clause 14.2 (or no less onerous obligation of confidentiality in favour of the Company).

17.4.	A Receiving Party shall, upon written request of the Company, procure that all Confidential Information provided by (or on behalf of) the Company’s Group to his Receiving Group (or derived from Confidential Information disclosed to his Receiving Group by (or on behalf of) the Company’s Group) shall, to the extent then within the possession or control of such Receiving Group be promptly returned to the Company (or, if so authorised by the Company, destroyed) provided that:

(a)	in respect of physical embodiments of information, the Receiving Group shall be entitled to retain one copy of each such item of Confidential Information for non-commercial archiving purposes only; and

(b)	in respect of any information stored electronically or in other media, it shall be sufficient for the Receiving Group to procure that access to such information is restricted to non-commercial archiving purposes only.

17.5.	If disclosure or use is to be made pursuant to clause 17.2(e) then, if permitted by Law, the Receiving Party shall consult with the Company reasonably in advance of such disclosure or use so as to permit the Company reasonable opportunity to review and comment on such disclosure or intended use and, if so desired by the Company, for the Company to take any reasonable action to prevent or restrict such disclosure or use.

17.6.	The obligations of the parties contained in this clause 14.2 shall survive the termination of this Agreement and shall continue for a period of ten (10) years following the termination of this Agreement.

17.7.	Each party acknowledges that monetary damages may not be a sufficient remedy for any breach of this clause 14.2 and that injunctive or other equitable relief may be available in respect of any such breach.

18.	MISCELLANEOUS

No partnership

18.1.	Nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto.

Assignment

18.2.	Save with the prior written consent of the parties hereto or as provided in clause 18.3, no party hereto shall be entitled to assign or otherwise transfer its rights or obligations under this Agreement.

18.3.	Each Shareholder may assign the benefit of this Agreement to any person to whom it transfers any right and interest in Shares in accordance with the Articles.

Whole agreement

18.4.	This Agreement, together with the New Articles, constitute the whole of the agreement between the parties relating to their subject matter and supersede and extinguish any prior drafts, agreements, and undertakings, whether in writing or oral, relating thereto.

Variation

18.5.	Subject to clauses 7, 18.6 and 18.7, this Agreement may be amended, varied and/or supplemented by written agreement of a Series A Majority and the Company and shall be binding on all other parties hereto provided always that no such amendment, variation or supplement shall:

(a)	impose any obligations on any party hereto which is materially and adversely more onerous or materially different in nature to than the obligations which exist under the terms of this Agreement prior to such amendment, variation or supplement without the prior written consent of such party; or

(b)	extinguish or otherwise prejudice any right conferred on any holder of A Preference Shares without the prior written consent of such shareholder.

Termination

18.6.	Save where expressly provided to the contrary herein, this Agreement shall terminate without liability upon any party hereto immediately upon the earliest of: (i) a Listing; (ii) the acquisition of the entire issued share capital of the Company by any person; or (iii) completion of the liquidation of the Company.

18.7.	Without prejudice to clause 18.6, this Agreement may be terminated by the written agreement of the Company and the holders of all of the A Preference Shares then in issue.

Rights etc. cumulative and other matters

18.8.	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by Law or otherwise.

18.9.	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

18.10.	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

Severance

18.11.	If any provision of this Agreement (or part of a provision) is held by any court of competent jurisdiction to be invalid, unenforceable or illegal, such provision (or part) shall to that extent be deemed not to form part of this Agreement and the other provisions of this Agreement shall remain in force.

18.12.	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the intention of the parties.

Binding nature of this Agreement

18.13.	Each party warrants and undertakes to each other party that this Agreement has been duly executed by it and comprises a valid and legally binding obligation enforceable against it in accordance with the terms of this Agreement.

Further assurances

18.14.	Each party shall, insofar as it is reasonably able to do so and at its own expense, execute and deliver all such documents and do all such things as may be reasonably required from time to time to give full effect to the provisions of this Agreement.

Invalidity

18.15.	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any relevant jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

Counterparts

18.16.	This Agreement may be executed in any number of counterparts, each of which is deemed to be an original and which together have the same effect as if each party had signed the same document.

18.17.	This Agreement may be executed through the use of facsimile transmission, and a counterpart of this Agreement that contains the facsimile signature of a party, which counterpart has been transmitted by facsimile transmission to the other party at such facsimile number as such other party shall request, shall constitute an executed counterpart of this Agreement.

Costs

18.18.	Subject to clause 18.19 and save as may be expressly provided to the contrary, each party shall bear their own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and the Articles.

18.19.	The Company shall pay at the direction of BGL, legal, accountancy and other costs and expenses reasonably incurred by BGL in relation to the preparation, negotiation and completion of this Agreement (and other agreements related hereto) up to a maximum aggregate limit of €50,000, of which €20,000 is immediately payable as at Completion and €30,000 is payable on First Completion (as defined in the Purchase Agreement).

Conflicts

18.20.	In the event of any conflict or inconsistency between the terms of this Agreement and the New Articles the terms of this Agreement shall, to the extent lawfully permitted, prevail and the parties hereto shall so conduct themselves in accordance with the requirements hereof and, if so required by the Company or a Series A Majority, shall exercise such powers and rights as they may have in their capacity as Shareholders to amend the New Articles in such manner as may be necessary or desirable to rectify any such conflict or inconsistency.

NOTICES

Method of service

18.21.	A notice given under this Agreement by any party to another party shall be in writing (which shall include e-mail), signed in manuscript by or on behalf of the party giving it (which includes a faxed or scanned manuscript signature or, in the case of e-mail, that the message was sent from an e-mail address of the party giving it (and which sender’s e-mail address is one to which notices and other communications may also be validly delivered to that party under this clause 18.21)), in the English language and may be either:

(a)	delivered personally by hand; or

(b)	if sent from within the same jurisdiction in which the recipient’s address is located, then sent by first class pre-paid post or courier (or, if sent from outside the jurisdiction in which the recipient’s address is located, then sent by international courier); or

(c)	sent by facsimile; or

(d)	sent by e-mail, in each case addressed as follows:

Name	Address	Fax number	e-mail address
Inaccess Holdings Limited	Leytonstone House, 3 Hanbury Drive, London E11 1GA	210- 6199258	cgeorg@inaccess.com
IHL Acquisition Co Pty Ltd.	32 Martin Place 11th Floor Sydney 2000 NSW, Australia	—	wmorro@bluenrgy.com
Piraeus TA.NE.O. Capital Fund	10 Stadiou Street, 10564 Athens, Greece	210-3226089	TsakonasI@piraeusbank.gr
Inaccess Investments Limited	M. Karaoli 8, Flat/Office 104 1095 Nicosia Cyprus	+357 2237 49 63	info@setmanagement.com.cy
Rikonus Limited	5, Strati Myrivilli Street, Strovolos Nicosia 2046	210 6002311	crown.jay@gmail.com
Christos Georgopolous	36, Apostolopoulou Street, Halandri, GR 152 31, Greece	—	Cgeorg@inaccess.com
Georgios Konstantoulakis	25A, Doxatou Street, Aigaleo, GR 122 42, Greece	—	Gkonst@inaccess.com
Vasileios Nellas	32, Dafnomili Street, Athens, GR 11471, Greece	—	vnellas@inaccess.com

Deemed service

18.22.	Without prejudice to any earlier time at which a notice or other communication may be actually given and received, a properly addressed notice will in any event:

(a)	if personally delivered, be deemed to have been given and received upon delivery at the relevant address;

(b)	if posted to an address in the same jurisdiction as that from which it was sent by first class pre-paid post or courier (which courier advises of delivery within two Business Days), be deemed to have been given and received two Business Days after the date of posting;

(c)	if sent to an address in a different jurisdiction as that from which it was sent by international courier (which courier advises of delivery within seven Business Days), be deemed to have been given and received seven Business Days after the date of posting;

(d)	if sent by facsimile and a confirmatory successful transmission report is given by the transmitting device, be deemed to have been given and received on the date of transmission (or, if such day is not a Business Day, then the next Business Day); and

(e)	if sent by e-mail and no delivery failure is reported to or by the sender’s e-mail server, be deemed to have been given and received on the date such e-mail was sent (or, if such day is not a Business Day, then the next Business Day).

Proof of service

18.23.	In proving service of any notice it shall be sufficient to prove that:

(a)	the envelope containing the notice was addressed to the address of the relevant party as set out in clause 18.21 (or as otherwise notified by that party pursuant to clause 18.25) and delivered either to that address or into the custody of the postal authorities as first class pre-paid post or custody of the courier, or international courier firm; or

(b)	the notice was transmitted in full by facsimile to the facsimile number of the relevant party set out in clause 18.21 (or as otherwise notified by that party pursuant to clause 18.25) (as evidenced by a confirmatory transmission report); or

(c)	that the e-mail was correctly addressed and that no delivery failure was reported to or by the sender’s e-mail server.

Receipt outside of business hours

18.24.	If receipt or deemed receipt of a notice occurs before 9.30 a.m., in the country of receipt on a Business Day, the notice shall be deemed to have been received at 9.30 a.m. (in the country of receipt) on that day. If deemed receipt occurs after 5.30 p.m. (in the country of receipt) on a Business Day or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.30 a.m. (in the country of receipt) on the next Business Day.

Change of address

18.25.	Any party to this Agreement may give at least five Business Days’ notice to the other party to change its address or other details specified in clause 18.21.

Service of Proceedings

18.26.	This clause 14 does not apply to the service of any documents relating to any Proceedings or where applicable, any arbitration or other method of dispute resolution.

LAW AND JURISDICTION

English Law

18.27.	This Agreement and all matters relating to or in connection with it (including any dispute) shall be governed by, and construed in accordance with, English Law, without regard to any conflicts of law principles.

Jurisdiction

18.28.	Each Party irrevocably submits to the exclusive jurisdiction of the English courts in relation to any dispute and waives any objection to proceedings in relation to any dispute (“Proceedings”) in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum, provided that a judgment or order of the English courts may be enforced in any court of competent jurisdiction.

Contracts (Rights of Third Parties) Act 1999

18.29.	Except a person who has executed a Deed of Adherence when required to do so pursuant to clause 6 or to whom rights have been assigned under clause 18.2, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

IT WITNESS whereof this Agreement has been entered into as a deed and is delivered on the date first aforementioned.

SCHEDULE 1

Part A: The Company (immediately prior to Completion)

Full legal name:	Inaccess Holdings Limited

Number:	08142682

Date of incorporation:	13 July 2012

Registered Office:	Leytonstone House, 3 Hanbury Drive, London, England, E11 1GA

Directors:	Christos Georgopoulos Georgios Konstantoulakis Georgios Koronias Vasileios Nellas Emmanouil Patsios

Share Capital:	56,505 A2 Preference Shares

226,019 Ordinary Shares

Secretary:	N/A

Accounting Reference Date:	31/12

Subsidiaries:	Inaccess, Inc., Inaccess Limited, Inaccess Networks S.A. and Inaccess International Limited.

Mortgages/ Charges:	None

Part B: Share Capital of the Company (immediately prior to Completion)

Shareholder	Class of share	Number of shares	% of issued share capital (on a fully diluted basis)
Inaccess Investments Limited	Ordinary Shares	169,515	60%
Rikonus Limited	Ordinary Shares	56,504	20%
PTCF	A2 Preference Shares	56,505	20%
TOTAL =		282,524	100%

Relevant Securities (other than Shares):

None

Part C: Share Capital of the Company (immediately after Completion)

Shareholder	Class of share	Number of shares	% of issued share capital (on a fully diluted basis) *
IHL Acquisition Co Pty Ltd	A1 Preference Shares	78,479	21.74%
PTCF	A2 Preference Shares	56,505	15.65%
Inaccess Investments Limited	Ordinary Shares	169,515	46.96%
Rikonus Limited	Ordinary Shares	56,504	15.65%
TOTAL =		361,003	100%

Relevant Securities (other than Shares):

None *

*Calculated on the basis that no share options have been awarded under the Option Plan.

Part D: The Subsidiaries

Name	Registered Number	Registered Office	Issued Share Capital		Directors/ Officers
Inaccess Inc.	Federal ID 61-1696471	2880 Zanker Rd. STE 203, San Jose CA 95134	USD$	5,000	Christos Georgopoulos
Inaccess Limited	08301170	88 Wood Street, London, EC2V 7RS	GBP	102,750	Christos Georgopoulos
Inaccess International Limited	HE 317680	8, Michail Karaoli Str, Dep. Office 104, 1095 Nicosia, Cyprus		€1.000	Christos Georgopoulos
Inaccess Networks S.A.	ΓΕΜΗ Number 003890301000	12, Sorou Street, GR 15125, Marousi, Greece		€813,145.32	Christos Georgopoulos, George Konstantoulakis, Vasileios Nellas, Ion Tsakonas and Vagelis Papakonstadinou

SCHEDULE 2

Board Matters

Part Α (Matters requiring consent of the Board):

1.             Corporate

1.1	Declare, make or pay any dividend or other distribution.

1.2	Repurchase any Shares other than pursuant to a Permitted Share Purchase.

1.3	Issuance of equity or equity-linked securities or economically-equivalent contractual rights (e.g. phantom stock) by the Company or any Group Company, other than pursuant to the Option Plan.

1.4	The incorporation of any direct or indirect subsidiary of the Company.

2.	Financial

2.1	Permit any additional material indebtedness of any member of the Company’s Group (excluding indebtedness between members of the Company’s Group).

2.2	Make any loans or other financial facilities available to any person (other than: (i) loans or other financial facilities made to members of the Company’s Group; and (ii) credit afforded to customers in the ordinary course of business).

2.3	Prematurely repay or prepay any term borrowings of the Company’s Group (excluding (i) trade debts and (ii) arrangements solely between members of the Company’s Group) or materially amend the terms of other borrowings or financial indebtedness in effect as at Completion.

2.4	Amend, waive, cancel, release, factor or assign any indebtedness owed to it (or any Group Company) or any claims held by it (or any Group Company) other than: (i) where required in the ordinary course of business (save for issuance of letters of guarantee in excess of €100,000 and the assignment of contracts and receivables with a value in excess of €350,000); (ii) immaterial debts of not more than £5,000 in aggregate in any financial year; (iii) trade debts written off in the ordinary course of business; and (iv) the amendment, waiver, cancellation or release or indebtedness as between members of the Company’s Group.

2.5	Enter into any guarantee or indemnity in respect of any liability or obligation of any other person (other than a liability or obligation of, or which is incurred for the benefit of, a member of the Company’s Group or which is otherwise incurred in the ordinary course of business).

2.6	Enter into any financial instrument or contract relating to derivatives or differences, or otherwise in respect of future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities (other than foreign exchange rate hedging undertaken for the benefit of the Company’s Group in the ordinary course of business and for the purpose of reducing foreign exchange rate risk).

2.7	Make any change to the accounting reference date of any member of the Company’s Group or terminate, appoint or otherwise change the auditors of any member of the Company’s Group.

2.8	Make any material change to the accounting policies, bases, methods and/or practices of any member of the Company’s Group (save for any change required by Law or in accordance with applicable accounting standards, principles and practices generally accepted in the United Kingdom).

2.9	Change any financial institution with which the Company or any member of its Group holds its accounts.

2.10	Incur capital expenditures above €100,000 individually or €250,000 in the aggregate other than is reasonably necessary to facilitate the continuation of the business of the Company’s Group in the ordinary course.

3.	Executives

3.1	Engage (or renew or terminate any existing engagement of) any officer, director, consultant or individual holding an executive position within any Group Company.

3.2	Vary or make any binding decisions concerning the terms of appointment of (including, without limitation, any terms as may concern salary, fees, remuneration and other benefits to be provided) of any individual holding an executive position within any Group Company.

4.	Real Estate

The acquisition or disposal of any material freehold or leasehold property or the acquisition, grant or surrender of a material licence or lease in respect of any real property.

5.	Disputes

Commence, compromise, settle or waive any right in respect of, or discontinue, any legal or arbitration proceedings or other formal dispute resolution process (other than in respect of claims where the value in dispute does not exceed €50,000 and the subject matter or such claim (or its terms of settlement) are not otherwise material to the business and interests of the Company’s Group when considered as a whole).

6.	Business

6.1	Enter into, terminate, vary or amend any agreement, arrangement or transaction: (i) that involves purchase commitments or performance obligations with gross margins that are inconsistent with those achieved in the previous calendar year (determined on project-by-project basis), with an exceptional limit of €1,000,000 for contracts or purchase orders originating from existing repeat customer or their affiliates; (ii) is with (or for the benefit of) any Shareholder or other Affiliate of the Company or any director of the Company’s Group (or any Permitted Transferee of any of the foregoing) (including, but not limited, to the grant of options and other rights over the Company’s securities); or (iii) is other than on arms’ length terms (save in respect of a transaction with another member of the Company’s Group).

6.2	Enter into, terminate, vary or amend any insurance agreement, policy or arrangement, including any key man insurance.

6.3	Conduct or negotiate any material sales of subsidiaries or Material Assets, including any Intellectual Property Rights of the Company or any Group Company.

6.4	Dispose of, release, disclaim or take any action (or fail to take any action) which otherwise prejudices any right, title or interest of the Company’s Group in any Intellectual Property Rights.

6.5	Any material amendment to the Company’s Business Plan (including, but not limited to any material amendment to the annual budget set out in the Business Plan) or to the business of the Company or any member of its Group.

7.	Solvency

7.1	Cease trading, or commence any action for its liquidation or dissolution or to place it in administration, or institute any matter analogous to the foregoing (save to the extent reasonably required by any duty to protect the interests of creditors).

7.2	Cease, or propose to cease, to carry on its business or take (or permit) any step to wind up any member of the Company’s Group (save where it is unable to pay its debts (within the meaning of section 123 Insolvency Act 1986 or equivalent local legislation) or is otherwise insolvent and a failure to take such steps would result in a breach of the director’s duties to protect creditors).

7.3	Take (or permit) any member of the Company’s Group to: (i) be placed into administration (whether by the filing of an administration application, a notice of intention to appoint an administrator or a notice of appointment), (ii) propose or enter into any arrangement, scheme, moratorium, compromise or composition with its creditors (whether under Part 1 Insolvency Act 1986 or otherwise) or apply for interim relief from an claims of creditors, or (iii) have a receiver or administrative receiver appointed over all or any part of its assets or undertaking; or (iv) proceedings analogous to the preceding in the relevant local jurisdiction.

Part B (Matters requiring consent of the Series A Director(s):

1.             Corporate

1.1	Declare, make or pay any dividend or other distribution.

1.2	Repurchase any Shares other than pursuant to a Permitted Share Purchase.

2.	Business

2.1	Enter into, terminate, vary or amend any agreement, arrangement or transaction: (i) that is with (or for the benefit of) any Shareholder or other Affiliate of the Company or any director of the Company’s Group (or any Permitted Transferee of any of the foregoing) (including, but not limited, to the grant of options or other rights over the Company’s securities); or (ii) is other than on arms’ length terms (save in respect of a transaction with another member of the Company’s Group).

2.2	Any material amendment to the Company’s Business Plan (including, but not limited to any material amendment to the annual budget set out in the Business Plan) or to the business of the Company or any member of its Group.

3.	Solvency

3.1	Cease trading, or commence any action for its liquidation or dissolution or to place it in administration, or institute any matter analogous to the foregoing (save to the extent reasonably required by any duty to protect the interests of creditors).

3.2	Cease, or propose to cease, to carry on its business or take (or permit) any step to wind up any member of the Company’s Group (save where it is unable to pay its debts (within the meaning of section 123 Insolvency Act 1986 or equivalent local legislation) or is otherwise insolvent and a failure to take such steps would result in a breach of the director’s duties to protect creditors).

3.3	Take (or permit) any member of the Company’s Group to: (i) be placed into administration (whether by the filing of an administration application, a notice of intention to appoint an administrator or a notice of appointment), (ii) propose or enter into any arrangement, scheme, moratorium, compromise or composition with its creditors (whether under Part 1 Insolvency Act 1986 or otherwise) or apply for interim relief from an claims of creditors, or (iii) have a receiver or administrative receiver appointed over all or any part of its assets or undertaking; or (iv) proceedings analogous to the preceding in the relevant local jurisdiction.

SCHEDULE 3

Warranties

1.	Status and authority

1.1	The Company is a private limited company duly incorporated and validly existing under the laws of England and Wales. The Company has full corporate power and authority to own its property and assets, to carry out its business as presently conducted and to enter into this Agreement.

1.2	The execution and delivery by the Company of this Agreement and the documents referred to in it, and compliance with their respective terms, shall not breach or constitute a default under the Company’s articles of association, or any other agreement or instrument to which the Company is a party or by which the Company is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to the Company.

2.	Records

2.1	The details of the Company and of each Group Company as set out in Parts A, B and D of Schedule 1 are true, complete and accurate and not misleading.

2.2	The records, statutory books, and books of account of the Company and each Group Company are up to date and are maintained in accordance with all legal requirements and good working practice.

3.	Legal Proceedings

3.1	Neither the Company nor any Group Company is engaged in, or about to initiate, any Legal Proceedings.

3.2	So far as the Company is aware, no Legal Proceedings have been initiated, or are pending or threatened, against the Company or any Group Company.

3.3	So far as the Company is aware, there is no matter, fact or circumstance which is reasonably likely to result in the Company or any Group Company initiating or otherwise becoming engaged in any Legal Proceedings.

4.	Relevant Securities

4.1	Parts B of Schedule 1 sets out true, accurate and complete details of all Relevant Securities of the Company immediately prior to Completion.

4.2	Part C of Schedule 1 sets out true, accurate and complete details of all Relevant Securities of the Company as at Completion (assuming that Completion occurs in accordance with this Agreement)

4.3	All issued shares in the capital of the Company and each Group Company are fully paid up and no Group Company has conferred any right or benefit in respect of any share other than the rights and benefits set out in the Articles (as regards the Company) or any Group Companies’ constitutional documents.

4.4	True, complete and accurate copies of the Company’s articles of association have been provided by the Company to BGL.

4.5	True, complete and accurate copies of the terms of each of the Relevant Securities (other than issued Shares) (if any) identified in Parts B and E of Schedule 1 have been provided by the Company to BGL.

4.6	Save for this Agreement, neither the Company nor any person(s) holding any interest in any Shares in the capital of the Company, has entered into any other shareholders agreement or analogous arrangement conferring on any person any right to direct or participate in (or veto) the decision making processes of Company.

4.7	Save as provided for in this Agreement or as may arise under applicable Law: (i) no person has any right to appoint any director to hold office as a member of the Company’s Group nor any right to appoint any observer to attend any meeting of any such directors; and (ii) no Group Company has granted any person any right to receive, or inspect copies of, the statutory books or accounts of the Company or confidential management information concerning the financial position and/or operations of Company.

5.	The Group

5.1	Save in respect of the Group Companies (true, accurate and complete details of which are set out in Part D of Schedule 1), the Company has:

5.1.1	no subsidiary undertakings and does not hold Relevant Securities in any undertaking; and

5.1.2	has not agreed to acquire any Relevant Securities, loan capital or other interest in any undertaking.

6.	Accounts

6.1	The Accounts and the annual financial statements for each Group Company have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom, Greece, the U.S., or Cyprus (as the case may be) and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years, comply with the requirements of the Companies Act (or relevant legislation in the U.S, Greece or Cyprus) and give a true and fair view of the state of affairs of the Company or the relevant Group Company (as the case may be) at the Accounts Date and of the profits and losses for the period concerned.

6.2	The Accounts and each set of annual financial statements prepared for each Group Company make proper provision or reserve for or, in the case of actual liabilities, properly disclose, note or take into account as at the Accounts Date:

6.2.1	all liabilities whether actual contingent or disputed;

6.2.2	all capital commitments whether actual or contingent;

6.2.3	all bad and doubtful debts; and

6.2.4	all Tax.

6.3	The profits (or losses) shown in the Accounts and the annual financial statements for each Group Company have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

7.	Management Accounts

7.1	True, complete and accurate copies of the Management Accounts have been provided by the Company to BGL.

7.2	The Management Accounts have been prepared with reasonable skill and care and disclose with reasonable accuracy the financial position of the Company as at the date to which they are prepared.

7.3	The business of the Group has been conducted in the usual and ordinary course of business since the date to which the Management Accounts are prepared.

7.4	No Group Company has any borrowings or other indebtedness other than as provided for in the Management Accounts or as specifically disclosed in the Disclosure Letter (save for indebtedness arising in the ordinary course of business since the date to which the Management Accounts were prepared and being less than £1,000 in aggregate).

8.	Grants

8.1	Save as specifically disclosed in the Disclosure Letter, no Group Company has applied for or received any grant or other financial assistance from any funding council, governmental authority, agency, department or other similar organisation (including charities and other private funding bodies) (each of the foregoing being a “Funding Body”).

8.2	No Group Company is (or will in, consequence of the transactions contemplated by this Agreement, become) liable to repay (or make any other payment in respect of) any grant or other financial assistance from any Funding Body.

9.	Licences, Permissions and Consents (Other Than Intellectual Property Rights)

Each Group Company holds (and at all times has held) all licences, consents, permissions and other authorisations (save to the extent concerning Intellectual Property Rights) necessary to carry on its current businesses and, so far as the Company is aware: (i) no such licence, consent, permission or authorisation is liable to lapse or otherwise terminate (or be liable to termination); and (ii) there is no reason to expect that the Company or any Group Company will not be able to acquire on commercially reasonably terms such further licences, consents, permissions and authorisations as the Company or any Group Company may require in the future.

10.	Intellectual Property Rights

10.1	Each Group Company has taken all reasonable steps to protect the Intellectual Property Rights and know-how owned by it.

10.2	The activities of the Company and its Group do not, to the best of the Company’s knowledge, infringe the Intellectual Property rights of any person or infringe any right of privacy.

10.3	All Intellectual Property Rights which are material to the business of the Company’s Group:

10.3.1	are (or in the case of applications will be) legally and beneficially vested exclusively in the Company (or the relevant member of the Company’s Group); or

10.3.2	is licensed to the Company (or relevant member of its Group) by third parties by way of an agreement and/or licence which enables the relevant Group Company to use the Intellectual Property Rights as required in connection with its business.

10.4	Details of all written licences, other than in respect of off-the-shelf software (true, current and complete copies of each of which have been supplied to BGL), entered into by a Group Company in relation to Intellectual Property Rights that are material to the Group’s business, and in respect of which a Group Company is a licensor, licensee or otherwise a party, are set out in the Disclosure Letter.

10.5	No Intellectual Property Rights in which the Company or a member of the Company’s Group has any interest and which is, or is likely to be, material to the business of the Group is:

10.5.1	so far as the Company is aware, being (or has been) infringed, misappropriated or used without permission by any other person; or

10.5.2	subject to any licence, estoppel or authority or similar right in favour of any other person, except as set out in the agreements listed in the Disclosure Letter.

10.6	All Intellectual Property Rights which are registered in the name of a Group Company in respect of which a Group Company has made application for registration, is:

10.6.1	listed in the Disclosure Letter;

10.6.2	legally and beneficially vested in the Company (or relevant member of the Company’s Group); and

10.6.3	not subject to any claims of opposition from any third party.

10.7	All renewal fees in respect of the Intellectual Property Rights registered by the Company’s Group have been duly paid and so far as the Company is aware all other steps required for the maintenance of such registered Intellectual Property Rights have been taken, in any jurisdiction in which they are registered.

10.8	Nothing has been done or omitted to be done whereby any of the Intellectual Property Rights owned by the Company (or a member of its Group) have ceased or might cease to be valid and enforceable, including but not limited to the payment of any maintenance or annual payments and the Company is not aware of any such actions or omissions in relation to any Intellectual Property Rights used but not owned by a Group Company.

10.9	So far as the Company is aware, no other person has registered or applied to register in any country any invention, trade or service mark or name, trade secret made, or claimed to be owned, by a Group Company.

10.10	All licences, agreements and arrangements entered into by a Group Company in respect of which the a Group Company is a licensor, a licensee or otherwise a party have been entered into in the ordinary course of business, are so far as the Company is aware in full force and effect and no notice has been given on either side to terminate any of them and no amendment made or accepted to their terms since they were first entered into save as set out in the Disclosure Letter; and so far as the Company is aware the obligations of all parties under each of the same have been fully complied with and no disputes exist or are anticipated in respect of any of them.

10.11	No Group Company has knowingly disclosed or permitted to be disclosed to any person (other than to BGL and to its agents, employees or professional advisers) any of its know-how, trade secrets, Confidential Information or lists of customers or suppliers other than under terms of confidentiality.

10.12	There are no third party claims that any domain name registered by the a Group Company is in infringement of a third party’s domain name or other Intellectual Property Rights.

10.13	The Company is the legal and beneficial owner free from Encumbrances of the Computer Hardware and no other person has any claims or rights in respect of any element of the Computer System.

10.14	The Computer System:

10.14.1	is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company;

10.14.2	has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements;

10.14.3	has the capacity and is of a suitable technical specification necessary to fulfil the present and foreseeable requirements of the business of the Company; and

10.14.4	comprises all computer hardware, firmware, software (including source code and object code) manuals, supporting materials and accessories which are necessary to enable the Company to carry on business.

10.15	The Company has in place adequate back-up, disaster recovery and other systems and procedures to enable its business to continue without material adverse change in the event of a failure of the Computer System.

11.	Security Interests

Save as disclosed in the Disclosure Letter, no mortgages, charges, liens, security interests or other Encumbrances subsist over the undertaking or assets of any Group Company save for charges and liens arising in the ordinary course of business.

12.	Material Contracts

12.1	Accurate summaries of all Material Contracts are included in the Disclosure Letter.

12.2	All Material Contracts are directly enforceable directly by the Company (without requiring any consent, approval or action by any other person).

12.3	No Group Company has received notice from any third party asserting any breach of, or giving notice to terminate, any Material Contract and, so far as the Company is aware, no matter, fact or circumstance exists which gives rise to (or may give any third party reasonable cause to assert) a material breach, or right to terminate, any Material Contract (whether by the Company, any Group Company or a third party).

12.4	Without limitation to the generality of paragraph 12.2 each Material Contract has been duly performed by the parties thereto in accordance with its terms.

12.5	In so far as the Company is aware, the Material Contracts are capable of performance by the parties thereto in accordance with their terms and the Company is not aware of any matter, fact or circumstance that indicates that such parties will not (or are reasonably unlikely to) so perform such Material Contracts.

13.	Material Assets

13.1	The Disclosure Letter (or documents contained in the Disclosure Bundle) sets out true, complete and accurate summaries of all Material Assets.

13.2	All Material Assets are either: (i) owned absolutely by the Company free from all Encumbrances; or (ii) leased to, or used by, the Company pursuant to the terms of a Material Contract.

13.3	So far as the Company is aware, the Material Assets are in good condition, compliant with applicable Laws and reasonably sufficient for the conduct of the business of the Company’s Group in the ordinary course.

14.	Insolvency

No Group Company is insolvent, nor so far as the Company is aware, have any steps been taken or threatened by any person which may cause any Group Company to be insolvent.

15.	Insurance

The Company maintains such insurance policies as are reasonably prudent and sufficient in respect of potential risks and liabilities arising in the conduct of its business and all such insurance policies are in full force and effect and, so far as the Company is aware, no matter, fact or circumstance exists which causes any such policy (or any claim thereunder) to be invalidated or restricted.

16.	Tax

16.1.1	Each member of the Company’s Group has duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not and has not been involved in any dispute with any Taxing Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Tax and the Company is not aware of any matter which may lead to such dispute.

16.1.2	Each member of the Company’s Group has duly paid or fully provided for all Tax (including deferred tax) for which it is liable and there are no circumstances in which interest or penalties in respect of Tax not duly paid could be charged against it in respect of any period prior to Completion.

16.1.3	All Tax due in respect of payments made by any member of the Company’s Group to any person, which ought to have been made under deduction or reduction of Tax, has been properly deducted and accounted for to the appropriate Taxation Authority from all such payments made.

16.1.4	All documents to which a member of the Company’s Group is a party or which form part of such Group Company’s title to any asset owned or possessed by it or which the Group Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

16.1.5	No directors, officers or employees of the Company have received any securities, interests in securities or securities options as defined in Part 7 of ITEPA.

16.1.6	No directors, employees or officers of the Company have received any securities or interests in securities in a form which is or could be treated as a “readily convertible asset” as defined in section 702 of ITEPA.

16.1.7	All directors, officers or employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit and a schedule of any such directors, officers or employees and the elections entered into is attached to the Disclosure Letter.

16.1.8	The Company is a close company as defined in section 439 of the CTA 2010 and is not and has never been a close investment-holding company as defined in section 34 of the CTA 2010.

16.1.9	No distribution within section 1064 of the CTA 2010 has been made by the Company and no loan or advance within sections 455, 459 and 460 of the CTA 2010 has been made (and remains outstanding) or agreed to, by the Company, and the Company has not, since the Accounts Date, released or written off the whole or part of the debt in respect of any such loan or advance.

16.1.10	All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm’s length between unconnected persons and for a consideration in cash at market value.

16.1.11	The Company is registered for the purposes of the VATA (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for and/or paid HMRC all amounts of VAT which it ought to have so accounted for and/or paid.

17.	Officers and Employees

17.1	True, complete and accurate copies of the terms of engagement of all directors and officers of the Company’s Group are included in the Disclosure Bundle.

17.2	Save as specifically disclosed in the Disclosure Letter, the Company’s Group has no employees and no person has asserted that he/she is an employee of any Group Company.

17.3	True, complete and accurate copies of the terms of engagement of all consultants engaged by each Group Company are included in the Disclosure Bundle.

17.4	Each present and former officer, employee and consultant engaged by a Group Company (or previously engaged by a Group Company) has entered into a legally binding agreement(s) with the relevant Group Company pursuant to which such person agrees:

17.4.1	that all Intellectual Property Rights created by him in the course of his engagement by the relevant Group Company will be owned absolutely by such Group Company; and

17.4.2	not to disclose to any person, or make use of, Confidential Information of the Group Company otherwise than in the bona fide conduct of the business of the Company (subject to commercially reasonable exceptions concerning, inter alia, matters in the public domain and matters required to be disclosed by applicable laws).

18.	Real Property

No Group Company owns, occupies, or holds any interest in, or has an actual or potential liability or obligation in respect of, any real property (nor has a Group Company previously owned, occupied or held any interest in any real property to the extent that any actual or potential liability or obligation of such Group Company exists in respect thereof).

19.	Legal Compliance

All statutory, municipal, governmental, court and other legal requirements applicable to the carrying on of the business of the Company’s Group as carried on at the date of this Agreement, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company’s Group have been complied with (save for immaterial breaches of which the Company is not actually aware).

20.	Arrangements with Shareholders and Affiliates

The Disclosure Letter contains full details of all existing agreements, arrangements and/or transactions: (i) that are between the Company or any member of the Company’s Group and (or for the benefit of) any Shareholder or other Affiliate of the Company or any director of the Company’s Group (or any Permitted Transferee of any of the foregoing); or (ii) that are other than on arms’ length terms.

SCHEDULE 4

Warranty Limitations

1.	Maximum Liability

1.1	The maximum aggregate liability of the Company in respect of all Warranty Claims shall be €875,000.

2.	Warranty Claim Thresholds

2.1	The Company shall have no liability in respect of a Warranty Claim unless:

2.1.1	the liability under this Agreement in respect of that Warranty Claim (when aggregated with the liabilities in respect of all other Warranty Claims concerning the same or substantially similar subject matter) exceeds £7,500, in which case BGL shall be entitled to claim the whole of such sum and not merely the excess; and

2.1.2	the aggregate liability under this Agreement of all Warranty Claims (excluding any for which liability is excluded by paragraph 2.1.1) exceeds £30,000.

2.2	For the purpose of paragraph 2.1, the liability in respect of a Warranty Claim under this Agreement shall exclude any liability for costs, expenses and interest incurred in investigating and pursuing such Warranty Claim.

3.	Time Limits

3.1	Save as set out in paragraph 3.2 below, the Company shall have no liability in respect of a Warranty Claim unless BGL shall have given notice in writing to the Company (which notice shall be thereupon deemed to have been served on the Company) of such Warranty Claim, such notice to be given not later than the date 24 months after Completion.

3.2	The Company shall have no liability in respect of a Warranty Claim in respect of the Warranties set out at paragraph 16 of Schedule 3 unless BGL shall have given notice in writing to the Company (which notice shall be thereupon deemed to have been served on the Company) of such Warranty Claim, such notice to be given not later than the date five (5) years after Completion.

3.3	Save as may be expressly agreed in writing to the contrary on a case-by-case basis by the Company and BGL, all liability in respect of a Warranty Claim notified to the Company in accordance with paragraphs 3.1 and 3.2 shall (if such Warranty Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of twelve months from the date of such notification of the Warranty Claim unless BGL shall within such period have issued and validly served legal proceedings in respect of such Warranty Claim on the Company against which such claim is made.

4.	BGL’s Knowledge

Save for matters validly disclosed in accordance with clause 4.2, the right of BGL to bring, and make recovery in respect of, any Warranty Claim shall not be restricted, waived or otherwise prejudiced by reason of any investigation made by or on behalf of BGL or any of its Affiliates (or any of the officers, employees, agents or advisers of any of the foregoing) or by reason of the fact that any such person has actual knowledge or should have had actual knowledge of any matter, fact or circumstance giving rise to the claim.

5.	Disapplication of Limitations

In the event of any claim against the Company which (or the delay in the discovery of which) is the consequence of fraud, dishonesty, willful misconduct or wilful concealment of the Company (or any of its directors, officers or agents) then the limitations in this Agreement and this Schedule 4 shall not apply to such claim against the Company.

SCHEDULE 5

Deed of Adherence

To: Inaccess Holdings Limited (the “Company”) and each party to the Shareholders’ Agreement

WHEREAS

A.	This Deed is supplemental to a shareholders agreement dated [●] 2016 and made between, amongst others, the Company and certain of its shareholders (the “Shareholders Agreement”).

B.	[Name] of [address] [a company incorporated in [England and Wales] (registered number [●])] (the “New Shareholder”) has agreed to execute this Deed pursuant to which it shall adhere to and be bound by the Shareholders Agreement.

IT IS AGREED AS FOLLOWS

1.	Terms and expressions defined in the Shareholders Agreement shall bear the same meanings in this Deed.

2.	The New Shareholder confirms that it has been supplied with a copy of the Shareholders Agreement and articles of association of the Company and agrees that with effect from the date hereof the New Shareholder shall be bound by and will observe and perform all the terms of the Shareholders Agreement as though the New Shareholder had been an additional Shareholder therein.

3.	The provisions of this Deed shall be enforceable by each of the parties to the Shareholders Agreement and any person subsequently becoming bound by, or otherwise entitled to enforce, the terms of the Shareholders Agreement as if the New Shareholder were a party to the Shareholders Agreement.

4.	The Shareholders Agreement shall enure for the benefit of the New Shareholder and shall be enforceable by the New Shareholder to the extent any rights are vested in the New Shareholder pursuant to the terms of the Shareholders Agreement.

5.	Contact details of the New Shareholder for the purposes of clause 18.21 of the Shareholders Agreement are as follows:

Name	Address	Fax number	e-mail address
[●]	[●]	[●]	[●]

6.	This Deed shall be governed by and construed in accordance with the laws of England.

IN WITNESS THIS DEED has been executed by the Parties and is intended to be and is delivered on the date appearing on its first page.

SCHEDULE 6

Commercial Cooperation Agreement

●	Until the Phase III Closing, the Parties shall maintain separate accounting of sales for purposes of allocating revenue applicable to determining the Phase II and Phase III Consideration.

–	Customer relationships for each Party as of the Effective Date (“Existing Customers”) shall continue to be “owned” by such Party through the Phase III Closing for purposes of allocating revenue.

–	New customers developed independently shall also be “owned” by the originator for purposes of allocating revenue for calculating the Phase II and Phase III Consideration.

–	The allocation of revenue from new customers developed collaboratively shall be determined on a case-by-case basis.

–	IHL may count, for purposes of determining revenue applicable to the determination of Phase II and Phase III revenue, sales of:

○	IHL Technology and products distributed through BGL prior to the Phase III Closing

○	BGL Technology and products sold by IHL in the IHL Territory (defined below), other than to BGL Existing Customers.

●	Other than with respect to relationships with their respective Existing Customers:

–	IHL shall work through BGL to solicit sales in the North and South America regions and Austral-Asia and the Pacific (except Japan).

–	Other than in cases of pre-existing business development, BGL shall work through IHL to solicit sales in Europe, the Middle East, Africa and India (the “IHL Territory”)

–	The Parties shall cooperate to develop a sales strategy for Japan.

●	Notwithstanding anything to the contrary herein, no Party shall directly solicit sales from Existing Customers of the other Party prior to the Phase II Closing.

●	To the extent practicable and acceptable to customers, including Existing Customers of BGL, systems sold by either Party that require complex control systems (SCADA) involving multiple sub-stations shall utilize the IHL Technology.

●	To the extent practicable, cost-effective and acceptable to customers, DAS systems not requiring SCADA features that are sold by either Party to customers other than Existing Customers shall utilize the BGL Technology in North and South America, and the Australia Region and IHL Technology elsewhere, it being understood that the approach in Japan will be decided jointly prior to the Phase I Closing, if practicable.

●	Whenever required, Parties shall resell each other’s products and services for a standard commission of 10% and provide support at cost, including a reasonable overhead burden. Such commissions and support revenue exchanged between the Parties shall not be counted in the IHL revenue for purposes of determining the Phase II and Phase III Consideration. If due to possible customer demands, an existing N America BGL customer (that is not an IHL customer already) is to be served by IHL directly, IHL will still pay the standard commission to BGL

●	Subject to exceptions set forth in the employment agreements with the IHL executive shareholders, no Party shall solicit or hire any employee of the other Party prior to the Phase II Closing or, if BGL does not exercise the Purchase Option, prior to the second anniversary of the Effective Date.

●	In the first 6-12 months both entities will strive to create a common platform.

SCHEDULE 7

Restrictive Covenants

1.	Definitions and interpretation

1.1	In this Schedule, unless the context otherwise requires, the following additional definitions shall apply.

“the Business” means the business of the Company or any part thereof and any other business or part thereof carried on by any Group Company as at the Termination Date and/or during the Protected Period, and in respect of which a Convenantor has been materially concerned or about which he has acquired Confidential Information, in either case during the Protected Period.

“Customer” means any person who at any time during the Protected Period was a customer of the Company or any Group Company, and was a person with whom a Convenantor had material personal dealings or in relation to whom a Convenantor has acquired Confidential Information, in either case during the Protected Period.

“Goods and/or Services” means any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the Protected Period and in relation to which the Covenantor were materially involved or concerned or for which the Covenantor were responsible during that period.

“Key Employee” means any person who at any time during the Protected Period is or was employed or engaged by the Company or any Group Company in a senior, managerial, sales, marketing, technical or supervisory capacity and with whom the Covenantor dealt during that period.

“Non-Compete Period” means the period of three (3) years following the date on which the Covenantor’s employment or engagement with the Company or any Group Company terminates.

“Prospective Customer” means any person who was at any time during the Protected Period engaged in negotiations, with which the Covenantor was personally involved, with the Company or any Group Company with a view to obtaining goods or services from the Company or any Group Company or in relation to whom the Covenantor has acquired Confidential Information during the Protected Period.

“Protected Period” means the 12 months immediately preceding the Termination Date.

“Restriction Period” means the period of three (3) years following the date the Covenantor’s employment or engagement with the Company or any Group Company terminates.

“Supplier” means any person with whom the Covenantor has had material dealings as part of his employment or engagement during the Protected Period and who has during that period supplied goods or services to the Company or any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.

“Termination Date” means the date on which the Covenantor’s employment or engagement terminates.

2.	Obligations after employment / engagement

2.1	The Covenantor shall not for the Non-Compete Period undertake any work or be in any way engaged, concerned or interested in any business or venture which:

2.1.1	is or is about to be in competition with the Business or any part thereof; or

2.1.2	is likely to result in the intentional or unintentional disclosure or use of Confidential Information by the Covenantor in order for him to properly discharge his duties to or further his interest in that business or venture.

2.2	The provisions of clause 2.1 shall not operate so as to prevent the Covenantor from being engaged, concerned or interested in any business or venture in so far as his work for that business or venture shall relate solely to services or activities with which his employment or engagement was not concerned to a material extent or in relation to which he was not responsible and in relation to which he held no Confidential Information during the Protected Period.

2.3	The Covenantor shall not for the Restriction Period in respect of any Goods and/or Services:

2.3.1	deal with or supply any Customer;

2.3.2	deal with or supply any Prospective Customer; or

2.3.3	offer employment or any contract for services to or employ or engage any Key Employee.

2.4	The Covenantor shall not for the Restriction Period in respect of any Goods and/or Services:

2.4.1	solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

2.4.2	solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer; or

2.4.3	solicit or entice or endeavour to solicit or entice any Key Employee to leave his employment with or cease his directorship or consultancy with the Company or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing.

2.5	The Covenantor shall not for the Restriction Period:

2.5.1	deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be the detriment of the Company and/or any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Company and/or any Group Company or where the value of the Company’s and/or any Group Company’s arrangement with the Supplier is diminished; or

2.5.2	solicit, facilitate the solicitation of or canvass the supply of any goods or services from any Supplier where such supply is likely to be the detriment of the Company or any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Company and/or any Group Company or where the value of the Company’s and/or any Group Company’s arrangement with the Supplier is diminished;

2.6	The Covenantor shall not at any time after the Termination Date:

2.6.1	induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

2.6.2	be held out or represented by the Covenantor or any other person as being in any way connected with or interested in the Company or any Group Company; or

2.6.3	disclose to any person or make use of any Confidential Information (except as required by law).

2.7	The restrictions set out in paragraphs 2.1, 2.3 and 2.4 shall not apply:

2.7.1	in the case of paragraph 2.1, in relation to any part of the Business that is no longer carried on by the Company (or any Group Company), or in which the Company or any Group Company is no longer interested or engaged; and

2.7.2	in the case of paragraphs 2.3 and 2.4, in respect of any Customer or Prospective Customer that is no longer engaged in business with the Company or any Group Company,

provided that the Covenantor seeks and obtains the Company’s prior written consent before undertaking any action that would or might constitute a breach of any such provisions.

3.	General

3.1	The Covenantor has given the undertakings in this Schedule to the Company as trustee for itself and each Group Company in the business of which he has been concerned or involved to any material extent during his employment or engagement or which benefits from each undertaking. The Covenantor agrees that each such Group Company may enforce the benefit of each such undertaking. The Covenantor shall at the request and expense of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.

3.2	The Covenantor agrees that if the Company transfers all or any part of its business to a third party (a “transferee”), the restrictions contained in this Schedule shall, with effect from the date of the Covenantor becoming an employee of or otherwise engaged to the transferee, apply to the Covenantor as if references to the Company included the transferee and references to any Group Companies were construed accordingly and as if references to customers or suppliers were of the Company and/or the transferee and their respective Group Companies.

3.3	The Covenantor acknowledges that he has had the opportunity to take independent legal advice in relation to the undertakings contained in this Schedule.

3.4	The obligations imposed on the Covenantor by this Schedule extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

3.5	The Covenantor warrants that he believes the covenants contained within this Schedule to be reasonable as between the parties and that he has no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

EXECUTED and DELIVERED by INACCESS HOLDINGS LIMITED acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by IHL ACQUISITION CO PTY LTD. acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by PIRAEUS TA.NE.O. CAPITAL FUND acting by its management company PIRAEUS CAPITAL	) ) ) )
MANAGEMENT S.A. acting by Mr. Ion Tsakonas and Mr. Spyros	) )	Director
Avramopolous, two directors	) ) ) )
Director

EXECUTED and DELIVERED by INACCESS INVESTMENTS LIMITED acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by RIKONUS LIMITED acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by CHRISTOS GEORGOPOLOUS	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by VASILEIOS NELLAS	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by GEORGIOS KONSTANTOULAKIS	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness: